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                                  EXHIBIT 99.1
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NEWS RELEASE


             GEON COMPLETES BID FOR SYNERGISTICS INDUSTRIES LIMITED


CLEVELAND, OHIO -- October 31, 1997 -- The Geon Company (NYSE:GON) announced today that holders of all the common shares and more than 95 percent of the outstanding Class A non-voting shares of Synergistics Industries Limited have accepted the tender offer of a wholly owned subsidiary of Geon. The offer is to purchase all 5.3 million Class A and common shares of Synergistics at $22 (CND) per share.

Geon's wholly owned subsidiary has extended its offer until November 12, 1997, to permit the remaining shareholders to tender. It proposes to invoke the compulsory acquisition provisions of the Business Corporations Act (Ontario, Canada) to acquire any shares not tendered by November 12, 1997, and will seek delisting of Synergistics' Class A non-voting shares from the Toronto Stock Exchange.

"Geon is extremely pleased with the positive response of Synergistics shareholders to our offer," said William F. Patient, chairman, president and chief executive officer of Geon. "Synergistics is an excellent strategic fit for our compound business and again emphasizes Geon's strategic commitment to building its more profitable, differentiated businesses. We look forward to the benefits this action will bring to our customers and the opportunities it will create for our employees and shareholders."

Synergistics Industries Limited manufactures a broad line of plastic compounds and liquid plasticizers. Synergistics has more than 500 employees and six manufacturing sites in the United States and Canada. In 1996, Synergistics reported revenues of $293 million (CND) and net income of $8 million (CND).

The Geon Company is one of the largest suppliers of PVC resins in North America, and is the world's largest merchant provider of PVC compounds. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ 1,600 people and have 11 manufacturing plants in the United States and Canada and joint ventures in Europe, Australia and Southeast Asia. In 1996, Geon reported revenues of $1.1 billion (USD) and net income of $12.2 million (USD).

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                         Media and Investor Contact: Dennis Cocco
                         Director of Corporate & Investor Affairs
                         (440) 930-1538